Exhibit 99.2

The Company

We are a clinical stage biopharmaceutical company focused on the development and commercialization of a clinical candidate, OCR-002, for the treatment of hepatic encephalopathy, or HE. HE is a serious complication of liver failure marked by mental changes including confusion, impaired motor skills, disorientation in time and space, and, in its more severe form, stupor, coma and even death. Common causes of liver malfunction leading to HE include alcoholism, viral hepatitis and auto-immune diseases, as well as obesity, Type II diabetes, and acetaminophen overdose.

OCR-002 is a novel molecule, ornithine phenylacetate, which functions as an ammonia scavenger. In a 10-patient open label clinical trial, OCR-002 was shown to lower ammonia in patients with cirrhosis when administered as a continuous intravenous infusion. In pre-clinical studies, OCR-002 significantly reduced arterial ammonia in an animal model of chronic liver disease and significantly reduced arterial ammonia, brain ammonia and intracranial pressure in a second animal model of acute liver failure. In 2012, we completed a Phase 1 pharmacokinetic and safety clinical trial of the intravenous form of OCR-002.

We are now conducting a randomized, placebo-controlled double blind Phase 2b clinical trial to evaluate the efficacy of intravenous administration of OCR-002 in reducing the severity of HE symptoms among hospitalized HE patients. We expect to complete trial enrollment in mid-2015.  In addition, there are two investigator-sponsored Phase 2a clinical trials underway, one in Spain studying ammonia levels in a double blind trial of patients with upper gastrointestinal bleeding and the other an open label NIH-sponsored trial of the safety of OCR-002 in patients with hyperammonemia and HE due to acute liver failure or injury.

We are also developing an oral form of OCR-002 with the goal to provide continuity of care for HE patients, where the intravenous form would be used for hospital-based acute care and the oral form for chronic maintenance care post discharge. We have started formulation studies designed to identify a prototype orally deliverable form of OCR-002.  If successful, we plan to initiate a Phase 1 clinical trial in mid-2015.

Our strategy is to focus clinical development activities on the intravenous form of OCR-002 to treat acute HE in hospitalized patients while continuing formulation work on the oral form of OCR-002 which will be directed to chronic care of HE patients.  Based on third party analysis of Healthcare Cost and Utilization Project (HCUP) and Medicare data, we estimate that there are approximately 120,000 patients with 175,000 hospitalizations for HE in the United States annually, and that this population is growing by about 5% a year.  Additional third-party data from Centers for Medicare and Medicaid Services (CMS) indicates that approximately 60% of patients suffering from HE are hospitalized for over five days.  Utilizing this incidence data and a combination of third-party information and market research commissioned by us regarding pricing, we believe the combined annual market potential for intravenous and oral OCR-002 is approximately $1.5 billion in the United States alone.  If intravenous OCR-002 is able to reduce the duration of patient stays in hospital intensive care units, we believe it has an annual market potential of up to approximately $600 million and if the oral formulation can reduce the frequency of acute HE episodes, we believe it has an annual market potential of up to approximately $900 million.  However, if any of our assumptions or estimates are incorrect, the actual annual market potential could be smaller.

OCR-002 has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration, or FDA, for the treatment of hyperammonemia and resultant HE in patients with acute liver failure and acute on chronic liver disease. Orphan drug designation is given to a drug candidate intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the United States.  Fast Track designation is available for certain new drug products if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition.  Fast Track designation does not change the standards for approval but may expedite the development or approval process.

In December 2008, we licensed rights to OCR-002 from UCL Business PLC, or UCL, for the exclusive worldwide rights to develop and commercialize OCR-002 and related technologies for any use. The agreement was amended in July 2011 and February 2013. As consideration for the license, we paid a $1.0 million up-front fee.  We may be required to make future milestone payments to UCL totaling up to $20.0 million upon the achievement of various milestones related to regulatory events for OCR-002.  We may also be required to pay milestone payments totaling up to $35.0 million upon the achievement of various milestones related to future net sales of OCR-002. We are also obligated to pay a royalty in the low to mid-single digits on future net sales of the licensed product candidate.

We are building intellectual property protection of OCR-002.  We have exclusively licensed from UCL patents and pending patent applications that include general composition of matter claims related to OCR-002 that are granted in Europe, Japan, China and several other countries, and claims related to the use of OCR-002 for the treatment of HE that are granted in the United States, Europe, Japan, China, and elsewhere, which expire in 2025.  In addition, we exclusively own patents and pending patent applications that include specific drug substance patent claims granted in the United States, which expire in 2030.  We also co-own with UCL and have exclusively licensed from UCL patents and pending applications that include claims related to the use of OCR-002 for the treatment of portal hypertension that are allowed in Europe and China, granted in New Zealand, and pending elsewhere, which expire in 2030 where granted.  We also hold exclusive rights to patent applications pending worldwide for the manufacture of OCR-002, which would expire in 2030 and 2031, if granted.

We are developing OCR-002 and retain global rights to commercialization for both the intravenous and oral forms of the drug. We may seek partners to help us develop OCR-002, including the potential to partner product commercialization rights.

Hepatic Encephalopathy: A Progressive Disorder Related to Elevated Ammonia Levels

HE is a serious neurological disorder that can occur in patients with advanced cirrhosis or acute liver failure. HE is believed to occur when the brain is exposed to gut-derived toxins normally removed by the healthy liver. While a variety of these toxins may contribute to HE, we believe that ammonia plays a causal role in the disorder. A third-party study published in Hepatology in 2007 showed that higher ammonia levels correlated with greater frequency of HE and elevated intracranial pressure.  Additionally, an independent study published in the American Journal of Medicine in 2003 showed that ammonia measurements correlated with the severity of HE in patients. The diagnosis of HE requires the presence of impaired liver function and the exclusion of an alternative explanation for the symptoms. Blood tests of ammonia levels may assist in the diagnosis.

Currently, lactulose is the only FDA-approved treatment for patients presenting at the hospital with acute HE. Lactulose is a laxative which helps to eliminate ammonia through the gut. In addition to lactulose, the current standard of care for these patients includes hydration, supportive care and potential off-label use of pharmacologic treatment to suppress the production of ammonia by intestinal bacteria, most commonly through administration of non-absorbable antibiotics. There is inconsistent data on the degree of effectiveness of these agents in treating the acute HE patient.

Based on third party analysis of Healthcare Cost and Utilization Project (HCUP) data, we estimate that there are approximately 120,000 patients with 175,000 hospitalizations for HE in the United States annually, and that this population is growing by about 5% a year.  Additional third-party data from CMS indicates that approximately 60% of patients suffering from HE are hospitalized for over five days.

Acute HE is believed to be caused by the rapid accumulation of ammonia in the blood in patients with a failing liver. As the ammonia crosses the blood brain barrier, it may lead to brain swelling and serious neurocognitive deficit. These patients are generally very sick, often stuporous or comatose, and unable to swallow and effectively absorb oral medications. Therefore, we believe it is preferable to treat them with an intravenous, easily administrable agent that can act rapidly and safely. We believe that OCR-002 may be beneficial in managing these patients.

OCR-002 Mechanism of Action

OCR-002 appears to have a dual mode of action designed to lower ammonia without involvement of the liver, which is damaged or diseased in HE patients. Once in circulation, OCR-002 breaks down into ornithine and phenylacetate. A preliminary human study conducted by Professor Rajiv Jalan, MD, of UCL, suggested that a combination of ornithine and phenylacetate lowered ammonia levels more than either alone.  We believe that ornithine enters the muscle where it is converted to glutamate, which in turn combines with ammonia to create glutamine. Glutamine combines with phenylacetate to form phenylacetylglutamine (PAGN) which is then excreted through the kidneys.

Clinical Development Programs

Phase 2 Trials

“Stop HE” Phase 2b Trial

We are currently conducting a randomized, placebo-controlled double blind Phase 2b clinical trial in 140 patients to evaluate the efficacy of intravenously administered OCR-002 in reducing the severity of HE symptoms among hospitalized HE patients.  We commenced this trial in the fourth quarter of 2013 and enrolled our first patient in January 2014.  We plan to conduct the trial at approximately 100 sites in the United States and Europe. To increase the pace of enrollment, we amended our trial protocol in March 2014 to broaden the eligible patient selection criteria. In April 2014, we further amended the protocol to increase patient dosage to 20 grams per day based on our review of preliminary pharmacokinetic data from the two ongoing Phase 2a trials discussed below. This increased dosage level remains below the maximum tolerated dose of 40 grams per day observed in our Phase 1 trial. The primary efficacy endpoint of this trial is time to clinically meaningful improvement in HE symptoms.  Secondary endpoints include severity of HE, ammonia reduction, length of hospital stay and time in the intensive care unit, among others. We expect to complete trial enrollment in mid-2015 and release interim analysis for futility and sample size after enrollment of approximately 70 patients.

Investigator Sponsored Phase 2a Trials

In addition, there are two investigator-sponsored Phase 2a trials of OCR-002 underway. One of these trials is being conducted in Spain, to assess ammonia lowering in patients with upper gastrointestinal bleeding. The first phase of this trial was conducted on an open label basis and has been completed. The investigators observed a rapid decline in ammonia in the 10 patients who received OCR-002 at 10 grams per day in addition to the standard of care. The second phase of the trial is a double-blind placebo controlled study of 38 patients. The second trial, sponsored by National Institutes of Health, or NIH, is a pilot open label dose ranging study of up to 10 grams per day, assessing safety and pharmacokinetics of OCR-002 in patients with acute liver failure/injury and hyperammonemia.  In the NIH trial, 13 of 14 evaluable patients have recovered and one patient died.

Phase 1 Pharmacokinetic Trial

We completed Phase 1 pharmacokinetic and safety trials of OCR-002 in a parallel ascending dose clinical trial of 48 healthy volunteers and 43 stable cirrhotic patients. No serious adverse events, deaths or discontinuations were reported.  The most common dose-related toxicities included dizziness, headache, nausea and blurred vision. Through this trial, we established the pharmacokinetic profile of OCR-002 and identified safety margins.

Pre-clinical Studies

Preclinical studies of OCR-002 were performed in two animal models, rat with bile duct ligation as a model for chronic liver disease and pig with hepatic artery ligation as a model for acute liver failure. In the rat model, OCR-002 significantly reduced arterial ammonia, and in the pig model, OCR-002 significantly reduced arterial ammonia, brain ammonia and intracranial pressure.

Merger Transaction

On July 15, 2013, Tranzyme, Inc., or Tranzyme, completed its merger, or the Merger, with Ocera Therapeutics, Inc., a privately held Delaware corporation, referred to herein as Private Ocera, in accordance with the terms of the Agreement and Plan of Merger and Reorganization, or the Merger Agreement, dated as of April 23, 2013, by and among Tranzyme, Private Ocera and Terrapin Acquisition, Inc., a wholly-owned subsidiary of Tranzyme, or Merger Subsidiary. Pursuant to the Merger Agreement, Merger Subsidiary merged with and into Private Ocera, with Private Ocera surviving the merger as a wholly-owned subsidiary of the combined company. In connection with the Merger, Private Ocera changed its name to Ocera Subsidiary, Inc. and the combined company changed its name from Tranzyme, Inc. to Ocera Therapeutics, Inc. Immediately prior to the Merger and in connection therewith, we effected a 12-for-1 reverse stock split of our common stock.

Company Information

We were incorporated under the laws of the State of Delaware in January 1998. Our principal executive office is located at 525 University Avenue, Suite 610, Palo Alto, California, 94301, and our telephone number is (650) 475-0150. Our website address is www.ocerainc.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. Our current and future annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Our SEC filings can be accessed through the investors section of our website. The information contained on, or accessible through, our website is not intended to be part of this prospectus or any report we file with, or furnish to, the SEC and incorporated by reference herein. Our common stock trades on the NASDAQ Global Market under the symbol “OCRX.”